Exhibit 10.20

VantageMed Corporation

Amendment 1 to the Management Employment Agreement with Joel Harris

This Amendment 1 is made as of 18 September 2001 by and between VantageMed Corporation, a Delaware Corporation (the Company or VantageMed) and Joel Harris (Employee).

Whereas, the parties entered into a Management Employment Agreement on 31 July 2000 (the Management Employment Agreement).

Whereas, pursuant to Section 1, the Management Employment Agreement specified a term commencing on the Effective Date and ending on August 1, 2002.

Whereas pursuant to Section 1, the Management Employment Agreement specified an annual Base Salary of $120,000.

Whereas, this amendment 1 to the Management Employment Agreement was ratified and authorized pursuant to a meeting of the board of Directors of VantageMed on 18 Sep 2001.

NOW, THEREFORE, on consideration of an extension of the mutual covenants set for in the Management Employment Agreement, the parties agree as follows:

Section 1 of the Management Employment Agreement shall be amended as follows:

The Agreement ending date of August 1, 2002 shall be deleted and replaced with a ending date of August 1, 2004.

The Base Salary amount of $120,000 shall be deleted and replaced with the Base Salary of $160,000.  The first date the Employee shall be entitled to be paid at the Amended Base Salary amount shall be 1 November 2001.

All other terms and conditions of the Management Employment Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have executed this Management Employment Agreement as of 18 September 2001.

VantageMed Corporation		EMPLOYEE

By:	/S/ JAMES SEILER	By:	/S/ JOEL HARRIS
James Seiler
Title:	Chief Executive Officer	Joel Harris